UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

THE ADT CORPORATION

(Exact name of registrant as specified in its charter)

7381

(Primary Standard Industrial Classification Code Number)

Delaware

(State or other jurisdiction of incorporation or organization)

45-4517261

(I.R.S. Employer Identification No.)

1501 Yamato Road

Boca Raton, Florida 33431

(561) 988-3600

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

THE ADT CORPORATION 2012 STOCK AND INCENTIVE PLAN

(Full title of the plan)

Timothy J. Whall

President and Chief Executive Officer

The ADT Corporation

1501 Yamato Road

Boca Raton, Florida 33431

(561) 988-3600

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including all communications sent to the agent for service, should be sent to:

Copy to:

Tracey A. Zaccone

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, New York 10019

(212) 373-3085

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definitions of “large accelerated filer”, “accelerated filer”, and “smaller reporting company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

On September 28, 2012, The ADT Corporation (the “Company”) filed with the Securities and Exchange Commission a Registration Statement on Form S-8 (Registration Statement No. 333-184144) (the “Registration Statement”) registering 20,000,000 shares of the Company’s Common Stock, $0.01 par value (the “Shares”) to be issued to participants under the Company’s 2012 Stock and Incentive Plan (the “Plan”). The Company is no longer issuing securities under the Plan. This Post-Effective Amendment No. 1 to the Registration Statement is being filed in order to deregister all Shares that were registered under the Registration Statement and remain unissued under the Plan.

On May 2, 2016, the Company completed the merger contemplated by the Agreement and Plan of Merger, dated as of February 14, 2016 (the “Merger Agreement”), by and among the Company, Prime Security Services Borrower, LLC, a Delaware limited liability company (“Prime”), Prime Security One MS, Inc., a Delaware corporation and a wholly owned subsidiary of Prime (“Merger Sub”), and, solely for the purposes of Article IX thereunder, Prime Security Services Parent, Inc., a Delaware corporation and Prime Security Services TopCo Parent, L.P., a Delaware limited partnership. Pursuant to the terms of the Merger Agreement, Merger Sub merged with and into the Company (the “Merger”), with the Company surviving as a wholly owned subsidiary of Prime.

In connection with the Merger, the Company has terminated all offerings of the Company’s securities pursuant to the Registration Statement. Accordingly, pursuant to the undertaking contained in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities being registered which remain unsold at the termination of the offering, the Company is filing this Post-Effective Amendment No. 1 to the Registration Statement to deregister all such securities of the Company registered under the Registration Statement that remain unsold as of the effective time of the Merger, if any.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boca Raton, State of Florida, on May 9, 2016. The following person is signing this Post-Effective Amendment No. 1 on behalf of the registrant in reliance upon Rule 478 under the Securities Act.

THE ADT CORPORATION

By:	/s/ Timothy J. Whall
Name:	Timothy J. Whall
Title:	President and Chief Executive Officer

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